Exhibit 99.1

For Immediate Release November 8, 1999	Contact: Andy McCormick 212-573-1226

PFIZER REPORTS TO SHAREHOLDERS, UNDERSCORING STRONG CONTINUING PERFORMANCE AND COMPELLING LONG-TERM OUTLOOK

Pfizer Comfortable With High End of New Increased Analyst Consensus Estimate Range of Earnings Per Share for 1999 of $0.83 to $0.85
Targeted Earnings Growth Rate of 20% for the Year 2000
Pfizer/Warner-Lambert Merger Will Create the Fastest-Growing, Largest Pharmaceutical Company in the World

NEW YORK, November 8, 1999-- In response to numerous inquiries, Pfizer Inc is reporting to shareholders today on the fundamental strengths and excellent long-term outlook for the Company in light of the recently announced proposed transaction with Warner-Lambert. Chairman and Chief Executive Officer William C. Steere, Jr., and Chief Operating Officer and President, Hank A. McKinnell, Jr., Ph.D., are underscoring many of Pfizer's strengths:

  Broad-based revenue growth reflected in the success of in-line, new and co-promoted products across many therapeutic areas. Seven products supported by Pfizer -- Norvasc, Zoloft, Zithromax, Viagra, Diflucan, Lipitor and Celebrex -- currently exceed or are projected to exceed annual revenues of $1 billion and are patent protected well into the 21st century;
  Pfizer's 1999 R&D investment of $2.8 billion is driving promising drug candidates in all stages of discovery and development;
  Pfizer's worldwide pharmaceutical sales are growing by nearly three times the rate of the industry, according to the most recent prescription audited data.

Pfizer noted that the previous analyst consensus estimate of 1999 full year results of $0.80 - $0.83 per share has been raised to $0.83 - $0.85. In response to numerous shareholder inquiries regarding this recently increased consensus estimate, Pfizer stated that it is comfortable with the high end of the estimate. This excludes the impact of the previously announced Trovan inventory charge and any potential positive impact of Y2K-related inventory stocking patterns.

In addition, Pfizer is now targeting 20% earnings growth for the year 2000.

Mr. Steere said, "Our near-term earnings momentum continues, and we anticipate strong, long-term earnings growth fueled by double digit, volume-driven revenue growth as well as opportunities for leveraging past investments.

"Given Pfizer's strength, pursuing a strategic combination with Warner-Lambert represents a unique opportunity to create the fastest-growing pharmaceutical company in the world, with the widest therapeutic coverage in our industry," he added.

Mr. Steere noted that:

  Given the strong working relationship that has existed between the companies, Pfizer and Warner-Lambert will be able to extend their successful collaboration into existing and new product opportunities, creating a powerful, global commercial and R&D platform;
  Building on the remarkable success of Lipitor, Pfizer and Warner-Lambert will extend their efforts into the new combination with Norvasc as well as into new markets, such as Japan, the second largest pharmaceutical market in the world, where Pfizer is the leading non-Japanese pharmaceutical company;
  Pfizer expects the proposed transaction will be immediately accretive to earnings per share, given the significant efficiencies and extensive commercial opportunities, excluding one-time charges;
  Pfizer and Warner-Lambert will be the strongest and fastest-growing pharmaceutical company in the world with: $28 billion in combined revenues; broad and deep therapeutic coverage; combined R&D of $4 billion; and a strong presence in all of the world's major markets, especially the U.S. and Japan.

On November 4, Pfizer announced a proposed merger with Warner-Lambert, which will create a global leader with a market capitalization of over $200 billion.

This press release is not an offer to purchase shares of Warner-Lambert, nor is it an offer to sell any Pfizer common stock which may be issued in a merger involving Warner-Lambert and a subsidiary of Pfizer. Any issuance of Pfizer common stock in any merger involving Warner-Lambert and a subsidiary of Pfizer would have to be registered under the Securities Act of 1933, as amended, and such Pfizer common stock would be offered only by means of a prospectus complying with such Act.

This release contains some forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q, 8-K and 10-K reports to the SEC.